Exhibit 99.1
Freeport-McMoRan Copper & Gold Inc.
Announces Impacts from PT-FI Labor Strike

PHOENIX, AZ, September 21, 2011 — Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) is providing this update on the status of PT Freeport Indonesia’s (PT-FI) Grasberg operations in Papua, Indonesia following a labor strike which began on September 15, 2011.
     PT-FI is negotiating a two-year extension of its bi-annual Collective Labor Agreement which is scheduled for renewal on September 30, 2011. On September 15, 2011, PT-FI’s union workforce, which includes approximately 8,000 hourly employees, commenced a 30-day strike. There is no legal basis for the strike under Indonesian law.
     PT-FI is committed to work in good faith with union leaders and representatives of the mediation team appointed by the Government of Indonesia to reach agreement on the new labor agreement and to restore normal operations. The compensation package being proposed by PT-FI is highly competitive and includes a substantial increase in base compensation, an enhanced bonus program, attractive retirement benefits and other benefits for the employees and their families.
     The strike has limited mining, milling and concentrate shipping activities at PT-FI. Approximately 50% of the workforce, primarily contractors and non-union staff employees, have reported to work and are maintaining critical operations so that full operations can resume quickly upon conclusion of the strike. PT-FI is developing revised operating plans, which will be implemented during the strike, to begin increasing mining and milling rates with a reduced workforce.
     The estimated impact of the work stoppage to aggregate daily production, including joint venture interests, approximates 3 million pounds of copper and 5 thousand ounces of gold for each day of the work stoppage. PT-FI is seeking to minimize the production and cost impacts associated with the strike.
     FCX’s consolidated third quarter sales estimates, reported in July 2011, of 940 million pounds of copper and 415 thousand ounces of gold are expected to be unfavorably impacted by the strike. FCX will provide updated estimates as additional information becomes available about the duration of the strike and PT-FI’s mitigation efforts, including the effect of revised operating plans.
     James R. Moffett, Chairman of the Board and Richard C. Adkerson, President and Chief Executive Officer, said, “The PT-FI management team continues to work diligently and constructively to reach agreement on a new labor agreement that is reasonable and fair to all parties. In 2010, the contribution from Grasberg to the Government of Indonesia and the local community, including taxes and domestic wages and procurement totaled more than $3.8 billion. We are committed to maintaining an attractive work environment for our employees and look forward to concluding the negotiations on a mutually agreed basis as soon as possible.”
     FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

     The company’s portfolio of assets includes the Grasberg minerals district, the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large-scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the DRC. Additional information about FCX is available on FCX’s website at “www.fcx.com.”
Cautionary Statement. This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, exploration efforts and results, mine production and development plans, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, potential prepayments of debt, future dividend payments and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.
     FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather-related risks, labor relations, including the resolution of labor negotiations in Indonesia, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC.
     Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements more frequently than quarterly.
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